Exhibit 5
                                                                  ---------


              SALANS HERTZFELD HEILBRONN CHRISTY & VIENER
                          620 Fifth Avenue
                     New York, New York 10020
                          (212) 632-5500
                       Fax: (212) 632-5555


                                                 March 31, 1999

Touchstone Applied Science Associates, Inc.
4 Hardscrabble Heights
P.O. Box 382
Brewster, New York 10509

              Re:  Registration Statement on Form S-3
                   ----------------------------------

Ladies and Gentlemen:

          We have acted as general counsel to Touchstone Applied Science Associates, Inc., a Delaware corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration by the Corporation of shares of the Corporation's Common Stock, par value $0.0001 per share, (i) issued to Barry M. Goldstein, Theodore P. Allocca, Theodore P. Allocca, Jr. and Steven Kevorkian (the "Selling Stockholders") and (ii) issuable upon the exercise of warrants (the "Warrants") held by each of the Selling Stockholders (collectively, the "Shares").

          As counsel to the Corporation, we have examined and are familiar with the following: (i) the Corporation's Certificate of Incorporation, (ii) the Corporation's By-Laws, (iii) the Corporation's corporate proceedings taken in connection with the issuance of the Shares and Warrants, (iv) the Registration Statement, (v) the Agreement, dated as of August 19, 1997, among Comprehensive Capital, Theodore P. Allocca, Theodore Allocca, Steven Kevorkian and the Corporation and related documents, (vi) the Agreement, dated as of August 19, 1997, between the Corporation and Barry M. Goldstein and related documents, and
(vii) such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

          Based upon the foregoing, and assuming that applicable provisions of the Securities Act and the securities or "blue sky" laws of various states shall have been complied with, we are of the opinion that:

          1. The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares issued to the Selling Stockholders have been duly authorized and are legally issued, fully paid and nonassessable.

          3. The Shares issuable upon exercise of the Warrants have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Warrants (including the payment of the exercise price thereof), the Shares will be legally issued, fully paid and nonassessable.

          We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and this opinion is rendered only with respect to such laws.

          We consent to being named in the Registration Statement on Form S-3 as attorneys who have passed upon legal matters in connection with the Shares and the Warrants and we consent to the filing of this opinion as Exhibit 5 to the Registration
Statement.

                                                 Very truly yours,

                                                 SALANS HERTZFELD HEILBRONN
                                                 CHRISTY & VIENER